                                                                   EXHIBIT 10.20

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

            THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is dated as of June 28, 2004 among WellCare Group, Inc. a Delaware corporation ("WellCare"), Comprehensive Health Management, Inc., a Florida corporation that is, as of the date hereof, under common control with WellCare (the "Company"), and Todd S. Farha (the "Executive").

            WHEREAS, the Executive, the Company and WellCare Health Plans, Inc., a Delaware corporation formerly known as WellCare Acquisition Company, are parties to that certain Employment Agreement, dated as of July 31, 2002 (the "Original Employment Agreement"); and

            WHEREAS, the parties hereto wish to amend and restate the Original Employment Agreement as set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and intending to be legally bound, the parties hereto agree as follows:

            1.    Term.

            The Company will employ the Executive, and the Executive will serve the Company, under the terms of this Agreement for an initial term (the "Term") of three years, commencing on July 31, 2002 (the "Effective Date"). Effective as of the expiration of such initial three-year Term and as of each third anniversary date thereof, the Term shall be extended for an additional three-year period unless, not later than three months prior to such respective date, either party hereto shall have given notice to the other that the Term shall not be so extended (a "Notice of Non-Renewal"). Notwithstanding the foregoing, the Executive's employment by the Company may be terminated prior to the completion of the then Term, as provided in Section 4 hereof. The period beginning on the Effective Date and ending on the first to occur of (i) the last day of the Term and (ii) the date the Executive ceases to be a full-time employee of the Company for any reason shall be referred to herein as the "Employment Period." In the event a Notice of Non-Renewal is delivered by either party as provided above, then, as of the end of the Term, unless the Executive is no longer an employee of the Company as of such time, the Executive shall become an at-will employee of the Company.

            2.    Employment.

                  (a) Positions and Reporting. The Company hereby employs the Executive for the Employment Period as its Chief Executive Officer on the terms and conditions set forth in this Agreement. During the Employment Period, (i) the Executive shall also be Chief Executive Officer of WellCare and (ii) so long as Holdings owns all of WellCare's issued and outstanding shares of common stock, the Executive shall also be Chief Executive Officer of WellCare Holdings, LLC, which as of the date hereof is the parent entity of WellCare ("Holdings"). During the Employment Period, the Executive shall report directly to and shall be subject to the authority of the Board of Directors of Holdings, or, if Holdings ceases to own all of

WellCare's issued and outstanding shares of common stock, then to the Board of Directors of WellCare (in either case, the "Board").

                  (b)   Authority and Duties.

                        (i) The Executive shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with and required by the Executive's position as Chief Executive Officer of WellCare and the Company, commensurate with the authority vested in the Executive pursuant to this Agreement and consistent with the By-Laws of WellCare and the Company. During the Employment Period, the Executive shall devote his full business time, skill and efforts to the business and affairs of Holdings, WellCare and their respective subsidiaries (including the Company) whether currently existing or hereafter acquired or formed (collectively, the "WellCare Companies"). Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. Notwithstanding the foregoing, subject to
Section 8 hereof, the Executive may (i) make and manage personal passive business investments of his choice and serve in any director or similar type capacity with up to three civic, educational or charitable organizations, or any trade association, without seeking or obtaining approval by the Board; (ii) continue his ownership of (but not the management of) Northeast Mobile Systems LLC ("NMS") and Medical Technology Management, LLC ("MTM"), provided such activities described in (i) and (ii) above do not materially interfere or conflict with the performance of his duties hereunder, and (iii) with the approval of the Board, serve on the boards of directors of other corporations. The Executive hereby agrees that he shall not use any WellCare Company, any business relationship of any WellCare Company, or his position with any WellCare Company for the benefit of NMS or MTM.

                        (ii) The Executive shall serve as a member of the Board during the Employment Period.

                  (c) Place of Performance. The Executive's primary work locations during the Employment Period shall be the Company's principal service areas of the state of Connecticut and the metropolitan areas of Tampa, Florida and New York City, New York; provided, however, that the Executive shall be expected to undertake other reasonable travel on WellCare Companies' business.

            3.    Compensation and Benefits.

                  (a) Salary. During the Employment Period, the Company shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $300,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company (the "Base Salary"). Such Base Salary shall be subject to review each calendar year for possible increase by the Board in its sole discretion, but shall in no event be decreased from its then-existing level during the Employment Period.

                  (b) Annual Bonus. The Executive shall earn bonus amounts for each fiscal year of the WellCare Companies (or part thereof) during the Employment Period, payable in the form of cash, to be paid to the Executive within 10 days after the Board has received and approved the WellCare Companies' audited financial statements for such fiscal year. The determination of the bonus amount for any such fiscal year (or part thereof) shall be based upon the satisfaction of performance criteria for such fiscal year that will be established by the compensation committee of the Board (the "Compensation Committee") (or the full Board, if no such committee shall exist) in its discretion and upon consultation with the Executive by no later than 30 days after the Board has approved the WellCare Companies' budget for such fiscal year. Such performance criteria will include corporate performance goals consistent with the WellCare Companies' business plan and budget for such fiscal year, as well as individual objectives for the Executive's performance that are separate from, but are consistent with, such WellCare Companies' business plan and budget. The final determinations as to the actual corporate and individual performance against the pre-established goals and objectives, and the amounts of the bonus payout in relationship to such performance, shall be made by the Compensation Committee (or Board, as applicable) in its sole discretion.

                  (c) Insurance Policies. The Company shall purchase, for up to an annual premium amount of $5,000 and maintain in force during the Employment Period, life and disability insurance on the Executive, the beneficiary of which shall be designated by the Executive (the "Executive Policies"). In the event that the Company cancels the Executive Policies (whether or not in breach of this Agreement), the Executive shall have the option to continue them in force at his own expense. Subject to insurability, the Executive Policies shall be assigned to the Executive upon the termination of Executive's employment with the Company. The Company (or any of the other WellCare Companies) may also purchase "key-person" life insurance policies on the Executive's life in such amounts and of such types as are determined by the Board. The Executive shall cooperate fully with the Company in obtaining such insurance and shall submit to such physical examinations and provide such information as is reasonably required to obtain and maintain such policies. Neither the Executive nor his successor-in-interest or estate shall have any interest in any such key-person life insurance policies so obtained.

                  (d) Other Benefits. During the Employment Period, the Executive shall receive such other pension, health insurance, holiday, vacation and sick pay benefits and other employee benefits (including participation in any deferred compensation or other incentive plans) which the Company extends, as a matter of policy, to its executive employees. Without limiting the generality of the foregoing, the Executive shall be entitled to four weeks vacation during each full calendar year of the Employment Period (which vacation benefits shall be appropriately pro rated for any partial calendar year during the Employment Period), which vacation shall be scheduled in the Executive's discretion, subject to and taking into account the business exigencies of WellCare Companies

                  (e) Business Expenses. The Company shall promptly reimburse the Executive for all documented reasonable business and travel expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company's standard policies and practices.

                  (f) Travel Expenses; Housing and Automobile Allowance. Without limiting the generality of Section 3(e), the Company shall reimburse the Executive for all reasonable expenses incurred by him in connection with his travel during the Employment Period between the Company's principal service areas of Florida and New York. In addition, during the Employment Period, the Company shall pay directly up to $4,000 per month of the cost of Executive's living expenses in New York, New York.

            4.    Termination of Employment Prior to the Expiration of the Term.

            Executive's employment with the Company may be terminated prior to the expiration of the Term in any of the following ways:

                  (a) Termination Upon Death or Disability. The Employment Period shall end upon the death of the Executive. In the event of the Disability (as hereinafter defined) of the Executive during the Term, the Company shall have the right to terminate the Executive's employment with the Company by giving 30-days' advance written notice to that effect to the Executive. For purposes of this Agreement, the term "Disability" means any physical or mental disability or incapacity that can be expected to result in death or that has rendered the Executive unable to effectively carry out his duties and obligations to the WellCare Companies or unable to effectively and actively participate in the management of the WellCare Companies for a period of 90 consecutive days or for shorter periods aggregating to 120 days (whether or not consecutive) during any consecutive 12 months of the Employment Period.

                  (b) Termination for Cause. Prior to the expiration of the Term, the Company may terminate the Executive's employment with the Company for Cause (as hereinafter defined). For purposes of this Agreement and subject to the Executive's opportunity to cure as provided in Section 4(e) hereof, the Company shall have "Cause" to terminate the Executive's employment hereunder if the Executive shall commit any of the following:

                        (i) any act or omission, other than as a result of the Executive's Disability, which shall represent a breach in any material respect of any of the terms of this Agreement;

                        (ii) bad faith in the performance of the Executive's duties, consisting of willful acts or omissions, other than as a result of the Executive's Disability, to the material detriment of any WellCare Company; or

                        (iii) any conviction or pleading of guilty to a crime that constitutes a felony or that involves financial misconduct under the laws of the United States or any political subdivision thereof;

provided, however, that any purported termination by the Company of the Executive's employment hereunder for Cause shall only be effective upon the affirmative vote of directors constituting at least two-thirds of the then aggregate number of votes of the current members of the full Board, after a duly constituted meeting of the Board held to consider such matter, with reasonable advance notice to the Executive that such Board meeting is to occur, and with an opportunity provided to the Executive to be represented at such Board meeting with counsel.

                  (c) Without Cause. Prior to the expiration of the Term, the Company, effective upon the date specified in the notice of such termination, may terminate the Executive's employment with the Company for any reason whatsoever. Prior to the expiration of the Term, the termination by the Company of the Executive's employment with the Company for any reason other than Cause, Disability or death shall constitute a termination "Without Cause" hereunder.

                  (d) Termination for Good Reason. The Executive shall have the right at any time to terminate the Executive's employment with the Company for any reason. Prior to the expiration of the Term, the termination by the Executive of the Executive's employment with the Company for any reason other than for Good Reason (as hereinafter defined) or death shall constitute a "Voluntary Resignation by Executive" hereunder. For purposes of this Agreement and subject to the Company's opportunity to cure as provided in Section 4(e) hereof, the Executive shall have "Good Reason" to terminate employment hereunder if such termination shall be the result of:

                        (i) a material diminution during the Employment Period in the Executive's authority, duties or responsibilities as set forth in Section 2 hereof;

                        (ii) the removal of the Executive from the Board, other than pursuant to his removal from the Board for cause pursuant to a vote of the equityholders of Holdings or WellCare, as the case may be, or due to Executive's resignation from the Board;

                        (iii) a breach by the Company of any of the compensation and benefits provisions set forth in Section 3 hereof;

                        (iv) a material breach by the Company of any material terms of this Agreement;

                        (v) a change in the Executive's office location to a point more than 50 miles from the Executive's offices in Tampa, Florida or New York, New York.

                  (e) Notice and Opportunity to Cure. Notwithstanding the foregoing, prior to the expiration of the Term, it shall be a condition precedent to the Company's right to terminate the Executive's employment for Cause and the Executive's right to terminate employment for Good Reason that (i) the party seeking the termination shall first have given the other party written notice stating with specificity the reason for the termination ("breach") and
(ii) if such breach is susceptible of cure or remedy, a period of 30 days from and after the giving of such notice shall have elapsed without the breaching party having substantially cured or remedied such breach during such 30-day period, unless such breach cannot be cured or remedied within 30 days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional 30 days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

            5. Consequences of Termination of Employment Prior to the Expiration of the Term.

                  (a) Termination Without Cause or for Good Reason. In the event of the termination of the Executive's employment with the Company, either by the Company Without Cause or by the Executive for Good Reason, in each case, prior to the expiration of the

Term, (i) the Company shall continue to pay the Executive his Base Salary for twelve months following the effective date of such termination, (ii) on the date twelve months after the effective date of such termination, the Company shall pay the Executive an amount equal to Executive's target bonus (as determined by the Compensation Committee of the Company's Board of Directors) for the Company's fiscal year in which such termination occurs and (iii) the Company shall continue for 12 months (the "Separation Period"), at the Company's expense, coverage for the Executive (and his beneficiaries) under the group medical care, disability and life insurance benefit plans or arrangements in which he is participating at the time of termination, including, without limitation, the Executive Polices; provided, however, that if such coverage is precluded by the terms of the Company's benefit or insurance policies, the Company shall make a cash payment to the Executive in an amount sufficient to allow the Executive to obtain comparable benefits for such period; and provided, further, that the Company's obligation to provide such coverage shall be terminated if the Executive obtains equivalent substitute coverage from another employer at any time during the Separation Period.

                  (b) Termination Upon Disability. In the event of the termination of the Executive's employment hereunder by the Company on account of Disability prior to the expiration of the Term, (i) the Company shall continue to pay the Executive his Base Salary for the shorter of (x) three months following the effective date of such termination and (y) the then remainder of the Term and (ii) the Company shall continue for three months, at the Company's expense, coverage for the Executive (and his beneficiaries) under the group medical care, disability and life insurance benefit plans or arrangements in which he is participating at the time of termination, including, without limitation, the Executive Polices; provided, however, that if such coverage is precluded by the terms of the Company's benefit or insurance policies, the Company shall make a cash payment to the Executive in an amount sufficient to allow the Executive to obtain comparable benefits for such period; and provided, further, that the Company's obligation to provide such coverage shall be terminated if the Executive obtains equivalent substitute coverage from another employer at any time during such continuation period.

                  (c) Termination Upon Death. In the event of termination of the Executive's employment with the Company prior to the expiration of the Term on account of the Executive's death, the Company shall pay to the Executive's heirs, estate or personal representatives under law, as applicable, a lump sum cash payment equal to 3 months of the Executive's Base Salary. The Executive's beneficiary or estate shall not be required to remit to the Company any payments received pursuant to any Executive Policies.

                  (d) Voluntary Resignation by Executive or Termination With Cause. In the event of the termination of the Executive's employment hereunder by the Company for Cause or by Voluntary Resignation by Executive, in each case, prior to the expiration of the Term, the Company shall have no responsibility or obligation to make any payments or provided any benefits to the Executive except to the extent provided in Section 5(e) hereof.

                  (e) Accrued Rights. Notwithstanding the foregoing provisions of this Section 5, in the event of termination of the Executive's employment with the Company for any reason, the Company shall pay to or on behalf of the Executive all unpaid Base Salary accrued through the effective date of termination and a lump sum cash payment for all unused vacation accrued by the Executive through the effective date of termination, and the Company shall provide to or on behalf of the Executive all payments and other benefits accrued for the Executive through the effective date of termination under all equity arrangements, benefit plans, programs and arrangements in which the Executive participated during the Employment Period.

                  (f) No Other Payment Obligations. Except as expressly provided in Sections 5(a) through 5(e) above or as required by law, upon the date the Executive ceases to be employed by the Company (i) all of Executive's rights to salary, bonus and benefits hereunder shall cease and (ii) no other severance or other compensation, or benefits shall be payable by any of the WellCare Companies to Executive.

            5A.   Change in Control.

            Notwithstanding anything to the contrary in this Agreement, if a "Change in Control" (as defined below) occurs during the term of this Agreement, and if within two years following such Change in Control either (1) the Company terminates Executive's employment Without Cause or (2) Executive terminates his employment for Good Reason, such termination shall be treated as a termination Without Cause or for Good Reason in accordance with Section 5(a) hereof, except that the Company shall continue to pay the Executive his Base Salary for 24 months following the effective date of such termination.

            For purposes of this Agreement, the term "Change of Control" means:

            (i) The acquisition by any "person" or "group" (as defined in or pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than (A) Holdings, WellCare or any subsidiary thereof, (B) any employee benefit plan of Holdings, WellCare or any subsidiary thereof, or (C) Soros Private Equity Investors LP and/or its affiliates), directly or indirectly, as "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of WellCare or Holdings representing more than fifty percent (50%) of either the then outstanding shares or the combined voting power of the then outstanding securities of such entity;

            (ii) Either a majority of the directors of WellCare elected at WellCare's annual stockholders meeting shall have been nominated for election other than by or at the direction of the "incumbent directors" of WellCare, or the "incumbent directors" shall cease to constitute a majority of the directors of WellCare. The term "incumbent director" shall mean any director who was a director of WellCare on the date hereof and any individual who becomes a director of WellCare subsequent to the date hereof and who is elected or nominated by or at the direction of at least two-thirds (2/3) of the then incumbent directors;

            (iii) The stockholders of WellCare or Holdings approve (A) a merger, consolidation or other business combination of such entity with any other "person" or "group" (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act) or affiliate thereof, other than (1) a merger of Holdings with and into WellCare or (2) a merger or consolidation that would result in the outstanding common stock of WellCare or Holdings, as applicable, immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of WellCare or Holdings, as applicable, or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (B) a plan of complete liquidation of WellCare or Holdings or an agreement for the sale or disposition by WellCare or Holdings of all or substantially all of such entity's assets (including if accomplished pursuant to the sale of shares of equity securities (including by any consolidation, merger or reorganization) of one or more subsidiaries of WellCare or Holdings which collectively constitute all or substantially all of such entity's assets), other than a merger of Holdings with and into WellCare; or

            (iv) Any other event or circumstance which is not covered by the foregoing subsections but which the Board determines to affect control of WellCare or Holdings and with respect to which the Board of Directors adopts a resolution that the event or circumstance constitutes a Change of Control for purposes of this Agreement.

            5B.   Parachute Payments.

                  (a) In the event that any payment or benefit received or to be received by the Executive pursuant to the terms of this Agreement (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount of Payments retained by the Executive shall be equal the amount the Executive would have retained if none of such Payments were subject to the Excise Tax. In particular, the Company will timely pay to the Executive an amount equal to the Excise Tax on the Payments, any interest, penalties or additions to tax payable by the Executive by reason of the Executive's filing income tax returns and making tax payments in a manner consistent with an opinion of tax counsel selected by the Company and reasonably acceptable to the Executive ("Tax Counsel"), and any federal, state and local income tax and Excise Tax upon the payments by the Company to the Executive provided for by this Section 5B(a). Notwithstanding the foregoing provisions of this Section 5B(a), in the event the amount of Payments subject to the Excise Tax exceeds the product ("Parachute Payment Limit") of 2.99 and the Executive's applicable "base amount" (as such term is defined for purposes of Section 4999 of the Code) by less than ten percent (10%) of the Base Salary, the Executive shall be treated as having waived such rights with respect to Payments designated by the Executive to the extent required such that the aggregate amount of Payments subject to the Excise Tax is less than the Parachute Payment Limit. "Code" refers to the Internal Revenue Code of 1986, as amended.

                  (b) The Company shall obtain an opinion of Tax Counsel that initially determines whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, which shall serve as the basis for reporting Excise Taxes and federal, state and local income taxes on Payments hereunder. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

                  (c) The Gross-Up Payments provided for in this Section 5B shall be made as to each Payment upon the earlier of (i) the payment to the Executive of any such Payment or (ii) the imposition upon the Executive or payment by the Executive of any Excise Tax or any federal, state or local income tax on any payment pursuant to this Section 5B.

                  (d) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax is less than the amount taken into account under
Section 5B hereof, the Executive shall repay to the Company within five days of the Executive's receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by the Executive on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within five days of the Company's receipt of notice of such final determination or opinion.

            6.    Confidentiality.

                  (a) The Executive acknowledges that, by reason of the Executive's employment by the Company, the Executive will have access to confidential information of the WellCare Companies ("Confidential Information"). The Executive acknowledges that such Confidential Information is a valuable and unique asset of the WellCare Companies and covenants that, both during and after the Employment Period, the Executive will not disclose any Confidential Information to any Person (defined below) (except as the Executive's duties as an employee or director of any of the WellCare Companies may require) without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 6 shall not apply to Confidential Information that otherwise becomes known to the public through no act of the Executive in breach of this Agreement or which is required to be disclosed by court order or applicable law.

                  (b) All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property and other property delivered to or compiled by the Executive by or on behalf of any WellCare Company or its providers, clients or customers that pertain to the business of any WellCare Company shall be and remain the property of such WellCare Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property or future plans of any WellCare Company that is collected by the Executive shall be delivered promptly to such WellCare Company without request by it upon termination of the

Executive's employment. For purposes of this Section 6(b), "Intellectual Property" shall mean patents, copyrights, trademarks, trade dress, trade secrets, other such rights, and any applications.

            7.    Inventions.

            The Executive is hereby retained in a capacity such that the Executive's responsibilities may include the making of technical and managerial contributions of value to the WellCare Companies. The Executive hereby assigns to the applicable WellCare Company all rights, title and interest in such contributions and inventions made or conceived by the Executive alone or jointly with others during the Employment Period which relate to the business of such WellCare Company. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. The Executive shall promptly and fully disclose all such contributions and inventions to the Company and assist the Company or any other WellCare Company, as the case may be, in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of the applicable WellCare Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Notwithstanding the foregoing, no WellCare Company shall not have any right, title or interest in any work product or copyrightable work developed outside of work hours and without the use of any WellCare Company's resources that does not relate to the business of any WellCare Company and does not result from any work performed by the Executive for any WellCare Company.

            8.    Unfair Competition.

                  (a) Scope of Covenant. The Executive agrees that during the Employment Period, and, subject to Section 8(e) hereof, for the one-year period beginning on the last day of the Employment Period, the Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, business, group, venturer or other entity (each, a "Person"), without the prior written consent of the Board:

                        (i) engage as an officer, director, shareholder, owner, partner, joint venturer, or in any managerial capacity, whether as an employee, independent contractor, consultant or advisor (paid or unpaid), or as a sales representative, or otherwise participate, in each case, in any business that sells, markets, or provides any benefits or services, that are in direct competition with the benefits or services provided by any WellCare Company within any of the States of Florida, Connecticut, New York or any other state that any WellCare Company is doing business (the "Territory") at the time Executive ceases to be employed by the Company;

                        (ii) recruit, hire or solicit any employee or former employee of any WellCare Company or encourage any employee of any WellCare Company to leave such WellCare Company's employ, unless such former employee has not been employed by such WellCare Company for a period in excess of six months; provided, however, that the provisions of this clause (ii) shall not apply to any member of the Executive's immediate family;

                        (iii) call upon any Person who at that time is or, at any time after the date one year prior to the date Executive ceases to be employed by the Company, has been a provider, customer or agent of any WellCare Company for the purpose of soliciting or selling benefits or services in competition with any WellCare Company within the Territory; or

                        (iv) request or advise any provider, customer or agent of any WellCare Company to withdraw, curtail or cancel its business dealings with such WellCare Company;

provided, however, that nothing in this Section 8(a) shall be construed to preclude the Executive from making an investment in the securities of any business enterprise whether or not engaged in competition with a WellCare Company, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange; but only if such investment does not exceed two percent (2%) of the outstanding voting securities of such enterprise; provided, that such permitted activity shall not relieve the Executive from any other provisions of this Agreement. If at any time during the one year period beginning on the last day of the Employment Period, Executive desires to become an employee of a division of a competitor of the WellCare Companies which division is itself not engaged in competition with the WellCare Companies, then Executive may request that the Company grant him a waiver of the provisions of
Section 8(a)(i) above with respect to his employment by such division so that Executive may become an employee of such division without violating the provisions of Section 8(a)(i) above, which waiver the Company (with the prior approval of the Board) may grant (but shall be under no obligation to grant) to Executive in its sole discretion.

                  (b) Reasonableness. It is agreed by the parties that the foregoing covenants in this Section 8 impose a reasonable restraint on the Executive in light of the activities and business of the WellCare Companies on the date of the execution of this Agreement and the current plans of the WellCare Companies. The Executive acknowledges that the covenants in this
Section 8 shall not prevent the Executive from earning a livelihood upon the termination of employment hereunder, but merely prevents unfair competition with the WellCare Companies for a limited period of time.

                  (c) Severability. The covenants in this Section 8 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and this Agreement shall thereby be reformed.

                  (d) Enforcement by the Company not Limited. All of the covenants in this Section 8 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against any WellCare Company, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or WellCare of such covenants.

                  (e) Delivery of a Notice of Non-Renewal by the Company. Notwithstanding any other provision contained herein, if the Employment Period ends as a result of the delivery of a Notice of Non-Renewal to the Executive by the Company, then the provisions of clause (i) of Section 8(a) hereof shall not apply to the Executive during the one-year period beginning on the last day of the Employment Period unless the Company, in its sole discretion, elects, by delivery of a written notice (a "Non-Compete Extension Notice") to the Executive by no later than the last day of the Employment Period, to keep such provisions of clause (i) of Section 8(a) hereof in effect for such one-year period, in which case, as a result of the Company's valid delivery of such a Non-Compete Extension Notice to the Executive (and under no other circumstances), the Company shall be obligated to pay to Executive his Base Salary during such one-year period.

            9.    Breach of Restrictive Covenants.

            The parties agree that a breach or violation of Sections 6, 7 or 8 hereof will result in immediate and irreparable injury and harm to the innocent party, and that such innocent party shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder.

            10.   Notices.

            For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                  (a)   If to WellCare or the Company:

                           WellCare Health Plans, Inc.
                           6800 North Dale Mabry Highway, Suite 268
                           Tampa, FL 33614
                           Attention: Corporate Secretary
                           Fax: (813) 290-6210

                        With a copy, which shall not constitute notice, to:

                           Soros Private Equity Partners
                           888 Seventh Avenue, 28th Floor
                           New York, NY 10106
                           Attention: Neal Moszkowski
                           Fax: (212) 245-5154

                                       and

                           Kirkland & Ellis
                           153 East 53rd Street
                           New York, NY  10022
                           Attention:  W. Brian Raftery, Esq.
                           Fax: (212) 446-4900

                  (b)   If to the Executive:

                           at the Executive's last address or telecopy number on the records of the Company or to such other respective addresses as the parties hereto shall designate to the other by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

            11.   Non-Assignment; Successors.

            No party hereto may assign any rights or delegate any duties under this Agreement without the prior written consent of the other parties hereto; provided, however, that: (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and WellCare; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Executive to the extent of any payments due to them hereunder. As used in this Agreement, the term "Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

            12.   Withholding of Taxes.

            All payments required to be made by the Company to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

            13.   Payments; Mitigation.

            All amounts payable by the Company to the Executive under this Agreement shall be paid promptly on the dates required for such payment in this Agreement without notice or demand. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or the arrangements made under any provision of this Agreement, and, except as specifically provided herein, any such employment obtained by the Executive shall not reduce or affect the amounts payable or the arrangements made under any provision of this Agreement.

            14.   Director and Officer Insurance.

            During the Employment Period, the Company shall use its best efforts to obtain and maintain director's and officer's insurance for the Executive (in such amounts as are appropriate for executives of businesses comparable to that of WellCare) and shall give timely notice to the Executive of termination of any such insurance policy.

            15.   Indemnification.

            The Company and WellCare shall indemnify the Executive, in his capacity as an officer of the Company and WellCare, to fullest extent permitted under the Company's and WellCare's respective By-Laws (not including any amendments or additions hereafter that limit or narrow, but including any that add to or broaden, the protection afforded to the Executive by those provisions) and applicable law.

            16.   Waiver of Breach.

            Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company or WellCare.

            17.   Severability.

            To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, including, without limitation, Sections 6, 7 and 8 hereof, the specific provision found invalid or unenforceable shall be considered deleted therefrom to the extent invalid and/or unenforceable and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

            18.   Governing Law.

            This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof.

            19.   Complete Agreement.

            This Agreement constitutes the entire agreement by WellCare, the Company and the Executive with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the Executive and the WellCare Companies with respect to the subject matter hereof, including any employment agreements, arrangements or understandings existing or that arose prior to the Effective Date, whether written or oral, including without limitation the Original Employment Agreement. This Agreement may be amended or modified only by a written instrument executed by the Executive, WellCare and the Company (with the prior approval of the Board).

            20.   Counterparts.

            This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the date first written above.

                                       WELLCARE:

                                       WELLCARE GROUP, INC.

                                       By: /s/ Thaddeus Bereday
                                           --------------------
                                           Name:
                                           Its:

                                       COMPANY:

                                       COMPREHENSIVE HEALTH MANAGEMENT, INC.

                                       By: /s/ Thaddeus Bereday
                                           --------------------
                                           Name:
                                           Its:

                                       EXECUTIVE:

                                       /s/ Todd S. Farha
                                       -----------------
                                       Todd S. Farha

            By its countersignature hereto, WellCare Health Plans, Inc., a Delaware corporation formerly known as WellCare Acquisition Company, hereby agrees to the amendment and restatement of the Original Employment Agreement as set forth in the foregoing Amended and Restated Employment Agreement.

                                       WELLCARE HEALTH PLANS, INC.

                                       By: /s/ Thaddeus Bereday
                                           --------------------
                                           Name:
                                           Its:

                                       16